29X Putnam Floating Rate Income Fund attachment
8/31/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	2,954
Class B	318
Class C	692

72DD2 (000s omitted)

Class M	434
Class R	6

73A1

Class A	0.206674
Class B	0.175935
Class C	0.168265

73A2

Class M	0.198925
Class R	0.193830

74U1 (000s omitted)

Class A	18,336
Class B	2,223
Class C	5,641

74U2 (000s omitted)

Class M	1,901
Class R	26

74V1

Class A	10.02
Class B	10.01
Class C	10.01

74V2

Class M	10.01
Class R	10.02




72.U The figure entered in response to this question is the amortization of offering costs expense for the period. The offering costs have been fully amortized over a 12 month period as of August 31, 2005 in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.